EXHIBIT 10.3

EMPLOYMENT AGREEMENT

This Employment Agreement is dated as of June 20, 2013, by and between Janus Resources, Inc., a Nevada corporation (the “Company”) and Rhonda B. Rosen, an individual residing in the State of New Jersey (the “Executive”).

RECITALS:

Whereas, the Company desires to employ Executive as its President, Chief Executive Officer and, if requested, Chief Financial Officer (sometimes collectively herein referred to as the “Executive Positions”) and the Executive desires to serve in the Executive Position; and

Whereas, the Company and the Executive desire to set forth the terms upon which the Executive will be employed by the Company and serve in the Executive Positions.

Now, Therefore, in consideration of the promises and of the covenants contained in this Agreement, the Company and Executive agree as follows:

1.           Employment and Duties.

(a)           Employment. Subject to the terms and conditions set forth in this Agreement, the Company hereby agrees to employ the Executive, and the Executive hereby accepts employment, to serve as the Company’s President, Chief Executive Officer and, if requested, Chief Financial Officer and will serve in such other positions, and perform and execute such duties and responsibilities assigned to the Executive from time to time by the Board of Directors.

(b)           Performance of Duties. In performance of the Executive’s duties, the Executive shall be subject to the direction of, and be reporting directly to, the Company’s Board of Directors; anything herein to the contrary notwithstanding, if requested by the Board, the Executive will immediately resign from any Executive Positions in which the Executive may be serving at such time. The Executive’s execution of this Agreement constitutes the Executive’s acceptance of her appointment as the Company’s President, Chief Executive Officer and, if requested, Chief Financial Officer. The Executive agrees to perform her duties and discharge her responsibilities in a faithful manner and to the best of her ability and to use all reasonable efforts to promote the interests of the Company.

(c)           Full Time Efforts. The Executive may not accept other gainful employment except with the prior consent of the Board of Directors of the Company. With the prior consent of the Board of Directors of the Company, the Executive may become a director, trustee or other fiduciary of other corporations, trusts or entities. Except during vacations, holidays and other leave time, the Executive agrees to devote the Executive’s full time efforts, professional attention, knowledge, and experience as may be necessary to carry on the Executive’s duties pursuant to this agreement and the fulfillment of the Executive’s responsibilities in accordance with the Executive Positions. For purposes of clarity, except with respect to subsidiaries of the Company, the Executive may not render executive services to, or serve as a director of, any other Person without the prior approval of the Board. However, nothing in this Section 1 shall be construed as preventing the Executive from pursuing any of the following: (i) investing and managing the Executive’s personal assets and investments, so long as such assets and investments are not in businesses which are in direct competition with the Company or otherwise present a conflict of interest with the Company; and (ii) participating in civic, charitable, religious, industry and professional organizations and functions so long as they do not materially interfere with the performance of the Executive’s duties hereunder. Notwithstanding anything herein to the contrary, the Company is aware that the Executive maintains a broker-dealer license through Intelligent Edge Securities, LLC and her activities to maintain such license, but not the solicitation of work, shall be permissible in accordance with the terms of this Section 1(c). Additionally, the Company is aware that the Executive serves as the Treasurer of Amherst Mews Homeowners’ Association and acknowledges that her activities on their behalf shall be permissible in accordance with the terms of this Section 1(c).

(d)           Travel. The Executive shall be available to travel as the needs of the Company’s Business require.

(e)           Code of Ethics. During the term of this Agreement and at any time during which the Executive is serving in an Executive Position with the Company the Executive agrees to adhere to the Company’s Code of Ethics and Business Conduct, as may be amended from time to time, a copy of which is attached as Appendix A hereto.

2.           Term of Employment.

(a)           Term. Subject to the provisions hereof permitting the earlier termination of this Agreement, the term of this Agreement shall be two (2) years, beginning on the Commencement Date and terminating at 11:59 p.m. on the day preceding the date of the two year anniversary of the Commencement Date (the “Expiration Date”). Following the Expiration Date, and except as otherwise specifically provided, the employment of the Executive will become an “at-will” employment on the same terms unless the parties subsequently enter into a further contract of employment.

(b)           Earlier Termination. Anything herein to the contrary notwithstanding:

(i)           The Executive’s employment will automatically terminate upon the death or Disability of the Executive. The foregoing is subject to the duty of the Company to provide reasonable accommodation under the Americans with Disabilities Act.

(ii)          By mutual written agreement of the Executive and the Company.

(iii)         The Company at any time may terminate the Executive’s employment for Cause by delivering written notice (the “Company’s Notice of Termination”) of such termination The Company’s Notice of Termination shall specify the effective date of the termination of the Executive’s employment (the “Effective Termination Date”).

(iv)          The Company at any time may terminate the Executive’s employment for any reason or no reason and without Cause by delivering the Company’s Notice of Termination, which shall specify the Effective Termination Date.

(v)           The Executive, at her sole option, may terminate her employment for Good Reason by providing written notice (the “Executive’s Notice of Termination”) of such termination to the Company at least thirty (30) days prior to the effective date of the termination of employment specified in the notice; the Executive’s Notice of Termination shall specify the Effective Termination Date.

(vi)          The Executive, at her sole option, may terminate her employment for any reason or no reason by delivering the Executive’s Notice of Termination of such termination to the Company at least ninety (90) days prior to the effective date of the termination of employment specified in the Executive’s Notice of Termination; the Executive’s Notice of Termination shall specify the Effective Termination Date.

(c)           Acceleration of Termination Date. Anything herein to the contrary notwithstanding, upon receipt of the Executive’s Notice of Termination, the Company may elect to accelerate the Effective Termination Date as specified in the Executive’s Notice of Termination to such earlier date as the Company, in its sole discretion may elect, by providing the Executive with written notice thereof.

(d)           Basis of Termination. Each of the Company’s Notice of Termination and the Executive’s Notice of Termination must specify the particular termination provision of this Agreement relied upon by the party for the termination.

3.           Compensation.

(a)           Salary. As of the Commencement Date, the Executive shall be paid a monthly salary of Ten Thousand Dollars ($10,000) and as modified from time to time hereunder, the “Monthly Payment”) (One Hundred Twenty Thousand Dollars ($120,000) per year), the salary is payable in twenty four (24) installments of Five Thousand Dollars ($5,000) each on the fifteenth (15th) and last day of each calendar month during the term of this Agreement, less all payroll and other required tax withholdings. The Monthly Payment shall be prorated for any partial months during the term of this Agreement. The Executive’s salary shall be subject to periodic review and adjustment in accordance with the Company’s salary review policies and practices then in effect for its senior management, which generally occurs within sixty (60) to ninety (90) days following the end of the Company’s fiscal year and any changes to Executive’s salary shall be determined by the Board of Directors, in its sole discretion.

(b)           Cash Bonus. The amounts and conditions of a cash bonus, if any, to be awarded to the Executive will be determined by the Board of Directors, in its sole discretion in accordance with the Company’s bonus review policies and practices then in effect for its senior management.

(c)           Equity Bonus. Subject to the Executive’s entry into a nonstatutory stock option agreement with the Company, the Company shall issue the Executive options to purchase up to 350,000 shares of the Company’s common stock, pursuant to the Company’s long term incentive plan, which shall vest upon the terms and conditions set forth therein.

(d)           Withholdings. The Company will deduct or withhold from all salary and bonus payments, and from all other payments made to the Executive, all amounts that may be required to be deducted or withheld under any applicable Social Security contribution, income tax withholding or other similar law now in effect or that may become effective during the term of this Agreement.

4.           Additional Benefits.

(a)           Medical Insurance Reimbursement. Upon execution of this Agreement, the Company agrees to pay the Executive a monthly stipend of no more than $1,500 per month (“Medical Insurance Reimbursement”) in addition to the Executive’s annual salary to cover medical insurance premiums until such time that the Company can make available an alternative medical insurance plan. Nothing herein shall be deemed to impose any other or further obligation or liability on the part of the Company with respect to any medical costs incurred by the Executive during the term of the Executive’s employment. Except as specifically herein, or as required by law, the Executive acknowledges that she, her spouse and dependents will not receive health and medical benefits following any termination of her employment.

(b)           Holidays, Vacation and Personal Days. In addition to the holidays listed on Schedule 4(b) hereto, the Executive shall be entitled to fifteen (15) days of paid vacation each calendar year and up to an additional five (5) days of personal/sick days. Vacation and personal/sick days will accrue on January 1 of each year; no compensation shall be paid for accrued but untaken vacation or personal/sick days.

(c)           Business Expense Reimbursement. The Executive shall be entitled to reimbursement for reasonable travel and other out-of-pocket expenses necessarily incurred in the performance of the Executive’s duties hereunder, upon submission and approval of written statements and bills in accordance with the then regular procedures of the Company (collectively, “Business Expense Reimbursement”).

(d)           Indemnification; D&O Insurance; Officer Liability. The Company shall, to the maximum extent permitted by law, indemnify and hold Executive harmless for any acts or decisions made by Executive if Executive acted in good faith and in a manner Executive reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe her conduct was unlawful. The Company will use commercially reasonable efforts to maintain its D&O insurance during the Term.

(e)           Non-exclusivity of Rights. Except as otherwise specifically provided, nothing in this Agreement will prevent or limit the Executive’s continued or future participation in any benefit, incentive, or other plan, practice, or program provided by the Company or Company and for which the Executive may qualify. Any amount of vested benefit or any amount to which the Executive is otherwise entitled under any plan, practice, or program of the Company or Company will be payable in accordance with the plan, practice, or program, except as specifically modified by this Agreement.

5.           Executive’s Representations and Warranties.

The Executive represents and warrants to the Company that:

(a)           The execution, delivery and performance of this Agreement by the Executive does not conflict with or result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default under any contract, agreement or understanding, whether oral or written, to which the Executive are a party or of which the Executive or should be aware and that there are no restrictions, covenants, agreements or limitations on her right or ability to enter into and perform the terms of this Agreement, and agrees to indemnify and save the Company and its affiliates harmless from any liability, cost or expense, including attorney’s fees, based upon or arising out of any such restrictions, covenants, agreements, or limitations that may be found to exist;

(b)           The Executive is able to render the Executive Positions;

(c)           The Executive is not party to any ongoing civil or criminal proceedings, and have not been party such proceedings within the past ten years, and do not know of any such proceeding that may be threatened or pending against the Executive; and

(d)           The Executive is not currently engaged in activities and will not knowingly engage in future activities that may cause embarrassment to the Company or tarnish the reputation or public image of the Company, including but not necessarily limited to association with or party to: any criminal behavior(s) such as drug use, theft, or any other potential or active violation of law; political controversy, civil disobedience, or public protest; lewd, lascivious behavior.

6.           Discoveries and Works.

All Discoveries and Works which are made or conceived by the Executive while employed by the Company, solely, jointly or with others, that relate to the Company’s present or anticipated activities, or are used or useable by the Company within the scope of this Agreement shall be owned by the Company. The Executive shall (a) promptly notify, make full disclosure to, and execute and deliver any documents requested by the Company, as the case may be, to evidence or better assure title to Discoveries and Works in the Company, as so requested; (b) renounce any and all claims, including but not limited to claims of ownership and royalty, with respect to all Discoveries and Works and all other property owned or licensed by the Company; (c) assist the Company in obtaining or maintaining for itself at its own expense United States and foreign patents, copyrights, trade secret protection or other protection of any and all Discoveries and Works; and (d) promptly execute, whether during the term of this Agreement or thereafter, all applications or other endorsements necessary or appropriate to maintain patents and other rights for the Company and to protect the title of the Company thereto, including but not limited to assignments of such patents and other rights. Any Discoveries and Works which, within one year after the expiration or termination of the term of this Agreement, are made, disclosed, reduced to tangible or written form or description, or are reduced to practice by the Executive and which pertain to the business carried on or products or services being sold or delivered by the Company at the time of such termination shall, as between the Executive and, the Company, be presumed to have been made during the term of this Agreement. The Executive acknowledges that all Discoveries and Works shall be deemed “works made for hire” under the U.S. Copyright Act of 1976, as amended 17 U.S.C. Sect. 101.

7.           Intellectual Property.

(a)           Assignment.

(i)           The Executive agrees to make full written disclosure to the Company and will hold in trust for the sole right and benefit of the Company, and hereby assign to the Company, or its designee, all of the Executive’s right, title and interest in and to any Intellectual Property. Without limiting the foregoing, all copyrightable works that the Executive create during the Executive’s employment with the Company shall be considered “work made for hire.”

(ii)          Any interest in Intellectual Property which the Executive now, or hereafter during the period the Executive are employed by the Company, may own or develop relating to the fields in which the Company may then be engaged shall belong to the Company; the Executive hereby assign and agree to assign to the Company (or as otherwise directed by the Company) all of the Executive’s right, title and interest in and to all Work Product, including without limitation all patent, copyright, trademark and other intellectual property rights therein and thereto. If the Executive have any such rights that cannot be assigned to the Company, the Executive waive the enforcement of such rights, and if the Executive have any rights that cannot be assigned or waived, the Executive hereby grant to the Company an exclusive, irrevocable, perpetual, worldwide, fully paid license, with right to sublicense through multiple tiers, to such rights. Such rights shall include the right to make, use, sell, improve, commercialize, reproduce, distribute, perform, display, transmit, manipulate in any manner, create derivative works based on, and otherwise exploit or utilize in any manner the subject intellectual property.

(iii)         The Executive’s obligation to assign the Executive’s rights to Intellectual Property under this Section 7 shall not apply to any inventions and all Discoveries and Works expressly identified in Appendix B attached hereto which were developed prior to the Executive’s performance of services hereunder for the Company, provided however that inventions to be developed by the Executive during the term of the Executive’s agreement may be subsequently added to the Schedule upon the mutual agreement of the Executive and the Company that such inventions are outside the scope of the Agreement. The Executive acknowledges that there are, and may be, future rights that the Company may otherwise become entitled to with respect to the Intellectual Property that do not yet exist, as well as new uses, media, means and forms of exploitation throughout the universe exploiting current or future technology yet to be developed, and the Executive specifically intends the foregoing assignment of rights to the Company to include all such now known or unknown uses, media and forms of exploitation. Executive agree to cooperate with the Company, both during and after the term of the Executive’s employment , in the procurement and maintenance of the Company’s rights to the Intellectual Property and to execute, when requested, any and all applications for domestic and foreign patents, copyrights and other proprietary rights or other documents and to do such other acts (including without limitation the execution and delivery of instruments of further assurance or confirmation) requested by the Company to assign the Intellectual Property to the Company, to permit the Company to enforce any patents, copyrights or other proprietary rights to the Intellectual Property and to otherwise carry out the purpose of this Agreement.

(iv)          If the Company is unable because of the Executive’s mental or physical incapacity or for any other reason to secure any signature for any of the assignments, licenses or other reasonably requested documents pertaining to the intellectual property rights referenced herein within ten (10) days of the delivery of said documents to the Executive, then the Executive hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as the Executive’s agent and attorney in fact, to act for and on the Executive’s behalf and stead and to execute and file said documents and do all other lawfully permitted acts to further the perfection, defense and enjoyment of the Company’s rights relating to the subject Intellectual Property with the same legal force and effect as if executed by the Executive. The Executive stipulates and agrees that such appointment is a right coupled with an interest, and will survive the Executive’s incapacity or unavailability at any future time.

(b)           Maintenance of Records. The Executive agrees to keep and maintain adequate and current written records of all Intellectual Property made by the Executive (solely or jointly with others) during the term of the Executive’s employment with the Company. The records will be in the form of notes, sketches, drawings, electronic or digital data, and any other format that may be specified by the Company. The records will be available to, and remain the sole property of, the Company at all times.

(c)           Patent and Copyright Registrations. The Executive agrees to assist the Company, or its designee, at the Company’s expense, in every proper way to secure the Company’s rights in the Intellectual Property Items and any copyrights, patents, mask work rights or other intellectual property rights relating thereto in any and all countries, including the disclosure to the Company of all pertinent information and data with respect thereto and the execution of all applications, specifications, oaths, assignments and all other instruments which the Company shall deem necessary in order to apply for and obtain such rights and in order to assign and convey to the Company, its successors, assigns and nominees the sole and exclusive rights, title and interest in and to such Intellectual Property Items, and any copyrights, patents, mask work rights or other intellectual property rights relating thereto.

8.           Non-competition and Non-Solicitation and Non-Circumvention.

(a)           Non-competition. Except as authorized by the Board, during the Executive’s employment by the Company and for a period of one (1) year thereafter (the “Non-Compete Period”), the Executive will not (except as an officer, director, stockholder, employee, agent or consultant of the Company or any subsidiary or affiliate thereof) either directly or indirectly, whether or not for consideration, (i) in any way, directly or indirectly, solicit, divert, or take away the business of any person who is or was a customer of the Company, or in any manner influence such person to cease doing business in part or in whole with Company; (ii) engage in a Competing Business; (iii) except for investments or ownership in public entities, mutual funds and similar investments, none of which constitute more than 5% of the ownership or control of such entities, own, operate, control, finance, manage, advise, be employed by or engaged by, perform any services for, invest or otherwise become associated in any capacity with any person engaged in a Competing Business; or (iv) engage in any practice the purpose or effect of which is to intentionally evade the provisions of this covenant. For purposes of this section, “Competing Business” means any company or business which is engaged directly or indirectly in any business carried on or planned to be carried on (if such plans were developed while the Executive was employed by the Company) by the Company or any of its subsidiaries or Affiliates.

(b)           Notwithstanding anything herein to the contrary, Company acknowledges that the Executive may have other existing outside interests. Provided such:

(i)           interests do not affect the Executive’s ability to competently perform obligations hereunder, and

(ii)           Entities do not compete with Company’s Business, Company hereby consents to allow the Executive to continue to provide services to such other entities. The Executive agrees to not compete with Company’s Business, or with the Company’s current products and technologies and technologies under development.

(c)           Non-Solicitation and Non-Circumvention. For a period of one year following the Executive’s employment with the Company (the “Non-Solicitation Period”), the Executive will not directly or indirectly, whether for the Executive’s account or for the account of any other individual or entity, solicit or canvas the trade, business or patronage of, or sell to, any individuals or entities that were investors, customers or employees of the Company during the period during which the Executive was employed by the Company, or prospective customers with respect to whom a sales effort, presentation or proposal was made by the Company or its affiliates, during the one year period prior to the termination of the Executive’s employment. Without limiting the foregoing, the Executive shall not, directly or indirectly, (i) solicit, induce, enter into any agreement with, or attempt to influence any individual who was an employee or consultant of the Company at any time during the time the Executive was employed by the Company, to terminate her employment relationship with the Company or to become employed by the Executive or any individual or entity by which the Executive is employed or (ii) interfere in any other way with the employment, or other relationship, of any employee or consultant of the Company or its affiliates.

(d)           Requirement to Safeguard Confidential Information. All Confidential Information of the Company is expressly acknowledged by the Executive to be the sole property of the Company, and the disclosure of the Confidential Information shall not be deemed to confer any rights with respect to such Confidential Information on the Executive. The Executive will exercise reasonable care to ensure the confidentiality of the Confidential Information. All confidential information which the Executive may now possess, or may obtain or create prior to the end of the period the Executive are employed by the Company, relating to the business of the Company, or any customer or supplier of the Company, or any agreements, arrangements, or understandings to which the Company is a party, shall not be disclosed or made accessible by the Executive to any other person or entity either during or after the termination of the Executive’s employment or used by Executive except during the Executive’s employment by the Company in the business and for the benefit of the Company, without the prior written consent of the Company. Nothing herein shall be construed as an obligation of the Company to consent to the terms and conditions of any such request and under no circumstances shall any such approval be deemed to waive, alter or modify the terms and conditions of this Agreement. Executive agrees to return all tangible evidence of such confidential information to the Company prior to or at the termination of the Executive’s employment.

The Executive agrees that, except as required by her duties with the Company or as authorized by the Company in writing, she will not use or disclose to anyone at any time, regardless of whether before or after the Executive ceases to be employed by the Company, any of the Confidential Information obtained by him in the course of her employment with the Company. The Executive shall not be deemed to have violated this Section 8(d) by disclosure of Confidential Information that at the time of disclosure (a) is publicly available or becomes publicly available through no act or omission of the Executive, or (b) is disclosed as required by court order or as otherwise required by law, on the condition that notice of the requirement for such disclosure is given to the Company prior to make any disclosure. Notwithstanding anything herein to the contrary, the Executive shall remain subject to the terms of the Confidentiality Agreement entered into between Executive and the Company as of May 29, 2013.

9.           Equitable Remedies; Availability of Other Remedies; Obligations Absolute.

(a)           The Executive represents and warrants that she has had an opportunity to consult with an attorney regarding this Agreement and fully understands the contents hereof.

(b)           Executive acknowledges that (i) the provisions of Sections 7 and 8 are reasonable and necessary to protect the legitimate interests of the Company and its Affiliates, and (ii) any violation of Sections 7 and 8 will result in irreparable injury to the Company, the exact amount of which will be difficult to ascertain, and that the remedies at law for any such violation would not be reasonable or adequate compensation to the Company and its Affiliates for such a violation. Accordingly, Executive agrees that if Executive violates the provisions of Sections 7 and 8, in addition to any other remedy which may be available at law or in equity, the Company and its Affiliates shall be entitled to specific performance and injunctive relief, without posting bond or other security, and without the necessity of proving actual damages.

(c)           The rights and remedies of the Company and its Affiliates under this Agreement are not exclusive of or limited by any other rights or remedies that it may have, whether at law, in equity, by contract or otherwise, all of which shall be cumulative (and not alternative). Without limiting the generality of the foregoing, the rights and remedies of the Company and its Affiliates under this Agreement, and the obligations and liabilities of Executive under this Agreement, are in addition to their respective rights, remedies, obligations and liabilities under the law of unfair competition, under laws relating to misappropriation of trade secrets, under other laws and common law requirements and under all applicable rules and regulations.

(d)           Executive’s obligations under this Agreement are absolute and shall not be terminated or otherwise limited by virtue of any breach (on the part of the Company or any other person) of any provision of any other agreement, or by virtue of any failure to perform or other breach of any obligation of the Company, the Company, or any other person.

(e)           Executive acknowledges that the provisions of Sections 7 and 8 are fully applicable to Executive no matter whether the Termination Date occurs prior to, on, or subsequent to the Expiration Date and regardless of the reason for Executive’s termination.

10.           Effect of Termination.

(a)           Termination For Cause or No Good Reason. If the Executive’s employment is terminated by the Company for Cause or by the Executive for any reason other than a Good Reason (as provided in Sections 2(b)(iii) and (vi)), except as provided in Section 10(c)(i), no severance compensation will be paid or other benefits furnished to the Executive as a result of such termination.

(b)           Termination Without Cause; Disability; Good Reason. If the Executive’s employment is terminated as a result of the Executive’s Disability, or by the Company for without Cause or by the Executive for Good Reason (as provided in Sections 2(b)(i), (iv) and (v)), the Company shall pay Executive a payment, in one lump sum, in accordance with Section 10(c)(i) and (ii) of this Agreement.

(c)           Payments Upon Termination.

(i)           Basic Payments. In the event the Executive’s employment under this Agreement is terminated pursuant to Section 10(a) the Executive’s rights and the Company’s obligations hereunder shall cease (except to the extent specifically provided to survive the termination of this Agreement) as of the Effective Termination Date of the termination; provided, however, that the Company shall pay the Executive, subject to the Executive’s full and complete compliance with the provisions and conditions set forth in Section 10(c)(iii) and (iv), her (i) Monthly Salary, prorated through the Effective Termination Date; (ii) Business Expense Reimbursements through the Effective Termination Date; (iii) Medical Insurance Reimbursement and any other benefits due to the Executive, prorated through the Effective Termination Date.

All payments made pursuant to this Section 10(c)(i), will be made in accordance with the Company’s regular payroll procedures through the Effective Termination Date; and the full payment of all payments and benefits due the Executive hereunder upon termination shall completely and fully discharge and constitute a release by the Executive of any and all obligations and liabilities of the Company to the Executive, including, without limitation, the right to receive Monthly Payment, options and all other compensation or benefits provided for in this Agreement, and the Executive shall not be entitled to any further compensation, options, or severance compensation of any kind, and shall have no further right or claim to any compensation, options, benefits or severance compensation under this Agreement or otherwise against the Company or its affiliates, from and after the date of such termination, except as provided by the terms of the stock option agreement entered into between the Executive and the Company, and any benefit plan under which you are participating.

(ii)           Severance Payments. In the event the Executive’s employment under this Agreement is terminated pursuant to Section 10(b) the Executive’s rights and the Company’s obligations hereunder shall cease (except to the extent specifically provided to survive the termination of this Agreement), as of the Effective Termination Date of the termination; provided, however, that the Company shall pay the Executive (A) the payments provided for in Section 10(c)(i) above and, subject to the Executive’s full and complete compliance with the provisions and conditions set forth in Sections 10(c)(iii) and (iv), (B) a severance payment (the “Severance Payment”) equal to one-half (1/2) of Monthly Payment, in effect on the date of the Company’s Termination Notice, for every one (1) month period that the Executive has been employed by the Company after the Executive has been employed for six (6) months pursuant to this Agreement up to a maximum aggregate Severance Payment equal to three (3) Monthly Payments. The Severance Payment shall be subject to any applicable tax withholdings. Payment of the Severance Payment will be made monthly commencing on the first day of the month following the month in which all of the conditions specified in Sections 10(c)(iii) and (iv) are satisfied. The amount of the Severance Payment hereunder shall be reduced by the amount of employment or consulting compensation received by the Executive during the period in which the Severance Payment is payable.

(iii)           Return of Documents and Property. Within ten (10) Business Days of the Effective Termination Date, or at any time upon the request of the Company, the Executive (or her heirs or personal representatives) shall deliver to the Company in good order (a) all documents and materials (including, without limitation, computer files) containing Trade Secrets and Confidential Information relating to the business and affairs of the Company or its affiliates; (b) all documents, materials, equipment and other property (including, without limitation, computer files, computer programs, computer operating systems, computers, printers, scanners, pagers, telephones, credit cards and ID cards) belonging to the Company or its affiliates, which in either case are in the possession or under the Executive’s control (or the control of her heirs or personal representatives); and (c) all corporate records of the Company, including minute books, accounting related materials, audit related materials, attorney correspondence, and any other such records which may be in the Executive’s possession.

(iv)           Release. The payment of the foregoing amounts under this Section10(c) shall be contingent in all respects on (a) the Executive’s signing (following her termination of employment) and not revoking, and the Company’s receipt of, a Release, substantially in the form attached hereto as Appendix C, within 5 Business Days of her termination of employment releasing the Company, related companies, and their respective directors, officers, employees, counsel and agents (“Indemnitees”) from any and all claims and liabilities respecting or relating to her employment, and promising never to sue any of the Indemnitees for such matters and (b) the Executive’s compliance with all other post termination obligations provided for in this Agreement.

(c)           Other Effects of Termination.

(i)           Survival of Certain Provisions. Notwithstanding anything to the contrary contained herein, if this Agreement is terminated the provisions of Sections 5, 6, 7, 8, 9, 10, 12 and 13 of this Agreement shall survive such termination and continue in full force and effect.

(ii)           Relinquishment of Authority. Notwithstanding anything herein to the contrary, upon written notice to the Executive, the Company may immediately relieve the Executive of all of the Executive’s duties and responsibilities hereunder and may relieve the Executive of authority to act on behalf of, or legally bind, the Company. However, such action by the Company shall not alter the Company’s obligations to the Executive with regard to the procedure for a termination.

11.           Successors and Assigns.

This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns. In view of the personal nature of the services to be performed under this Agreement by the Executive, you shall not have the right to assign or transfer any of the Executive’s rights, obligations or benefits under this Agreement, except as otherwise specifically noted herein.

12.           No Reliance on Representations.

Executive acknowledges that she is not relying, and has not relied, on any promise, representation or statement made by or on behalf of the Company which is not set forth in this Agreement.

13.           Entire Agreements; Amendments.

This Agreement sets forth the entire understanding with respect to the Executive’s employment by the Company and may be modified only by a written instrument duly executed by each of the Executive and the Company.

14.           Waiver.

Any waiver by either party of a breach of any provision of this Agreement shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Agreement. The failure of a party to insist upon strict adherence to any term of this Agreement on one or more occasions shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement. Any waiver of a breach of any provision hereof must be in writing.

15.           Construction.

The Executive and the Company have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Executive and the Company and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word “including” shall mean including without limitation. Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular forms of nouns and pronouns shall include the plural, and vice versa. The headings in this Agreement are solely for the convenience of reference and shall be given no effect in the construction or interpretation of this Agreement.

16.           Severability.

Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term.

17.           Notices.

All notices, demands or requests made pursuant to, under or by virtue of this Agreement must be in writing and sent to the party to which the notice, demand or request is being made by (i) certified mail, return receipt requested, (ii) nationally recognized overnight courier delivery, (iii) by facsimile transmission provided confirmation of transmission is mechanically or electronically generated and kept on file by the sending party; (iv) via electronic mail; or (v) hand delivery as follows:

To the Company:

Janus Resources, Inc.
430 Park Avenue
Suite 702
New York, NY 10022
Attention: The Board of Directors

With a copy to:

Joseph Sierchio, Esq.
Sierchio & Company, LLP
430 Park Avenue, Suite 702
New York, NY 10022
Fax: (212) 246-3039
Email: jsierchio@usandseclaw.com

To the Executive:

Rhonda B. Rosen

or to such other address, facsimile number, or email address, as is specified by a party by notice to the other party given in accordance with the provisions of this Section 17. Any notice given in accordance with the provisions of this Section 17 shall be deemed given (i) three (3) business days after mailing (if sent by certified mail), (ii) one (1) business day after deposit of same with a nationally recognized overnight courier service (if delivered by nationally recognized overnight courier service), or (iii) on the date delivery is made if delivered by hand or facsimile.

18.           Counterparts; Delivery by Facsimile.

(a)           This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by the Executive and the Company and delivered to the other, it being understood that the Executive and the Company need not sign the same counterpart. This Agreement may be executed by facsimile signature and a facsimile signature shall constitute an original for all purposes.

(b)           This Agreement, the agreements referred to herein, and each other agreement or instrument entered into in connection herewith or therewith or contemplated hereby or thereby, and any amendments hereto or thereto, to the extent signed and delivered by means of a facsimile machine, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the request of any party hereto or to any such agreement or instrument, each other party hereto or thereto shall re-execute original forms thereof and deliver them to all other parties. No party hereto or to any such agreement or instrument shall raise the use of a facsimile machine to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine as a defense to the formation or enforceability of a contract and each such party forever waives any such defense.

19.           Disclosure and Avoidance of Conflicts of Interest.

During the Executive’s employment with the Company, the Executive will promptly, fully and frankly disclose to the Company in writing:

(a)           the nature and extent of any interest the Executive or the Executive’s Affiliates (as hereinafter defined) have or may have, directly or indirectly, in any contract or transaction or proposed contract or transaction of or with the Company or any subsidiary or affiliate of the Company;

(b)           every office the Executive may hold or acquire, and every property the Executive or the Executive’s Affiliates may possess or acquire, whereby directly or indirectly a duty or interest might be created in conflict with the interests of the Company or the Executive’s duties and obligations under this Agreement;

(c)           the nature and extent of any conflict referred to in subsection (b) above; and

(d)           The Executive acknowledges that it is the policy of the Company that all interests and conflicts of the sort described herein be avoided, and the Executive agrees to comply with all policies and directives of the Board from time to time regulating, restricting or prohibiting circumstances giving rise to interests or conflicts of the sort described herein. During the Executive’s employment with the Company, without Board approval, in its sole discretion, the Executive shall not enter into any agreement, arrangement or understanding with any other person or entity that would in any way conflict or interfere with this Agreement or the Executive’s duties or obligations under this Agreement or that would otherwise prevent the Executive from performing the Executive’s obligations hereunder, and the Executive represents and warrants that the Executive or the Executive’s Affiliates have not entered into any such agreement, arrangement or understanding.

20.           Code Section 409A; Parachute Payments.

(a)           Notwithstanding anything to the contrary in Section 10 hereof, and to the maximum extent permitted by law, this Agreement shall be interpreted in such a manner that all payments to Executive under this Agreement are either exempt from, or comply with, Section 409A of the Code and the regulations and other interpretive guidance issued thereunder (collectively, “Section 409A”), including without limitation any such regulations or other guidance that may be issued after the Commencement Date. It is intended that payments under this Agreement will be exempt from Section 409A, including the exceptions for short-term deferrals, separation pay arrangements, reimbursements, and in-kind distributions, so as not to subject the Executive to payment of interest or any additional tax under Section 409A. To the extent any reimbursements or in-kind benefit payments under this Agreement are subject to Section 409A, such reimbursements and in-kind benefit payments shall be made in accordance with Treasury Regulation §1.409A-3(i)(1)(iv) (or any similar or successor provisions). In furtherance thereof, if the provision of any reimbursement or in-kind benefit payment hereunder that is subject to Section 409A at the time specified herein would subject such amount to any additional tax under Section 409A, the provision of such reimbursement or in-kind benefit payment shall be postponed to the earliest commencement date on which the provision of such amount could be made without incurring such additional tax. In addition, to the extent that any regulations or other guidance issued under Section 409A (after application of the previous provisions of this Section 20) would result in the Executive’s being subject to the payment of interest or any additional tax under Section 409A, the parties agree, to the extent reasonably possible, to amend this Agreement to the extent necessary (including retroactively) in order to avoid the imposition of any such interest or additional tax under Section 409A, which amendment shall have the minimum economic effect necessary and be reasonably determined in good faith by the Company and the Executive. The Company shall withhold all necessary state, federal and local taxes due on any Medical Insurance Reimbursement in accordance with the Company’s payroll practices.

(b)           If any payment or benefit Executive would receive from the Company or otherwise (“Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment shall be reduced to the Reduced Amount. The “Reduced Amount” shall be either (x) the largest portion of the Payment that would result in no portion of the Payment being subject to the Excise Tax or (y) the largest portion, up to and including the total, of the Payment, whichever amount, after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in Executive’s receipt, on an after-tax basis, of the greater amount of the Payment notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in payments or benefits constituting “parachute payments” is necessary so that the Payment equals the Reduced Amount, reduction shall occur in the following order: reduction of cash payments; cancellation of accelerated vesting of stock awards; reduction of employee benefits. In the event that acceleration of vesting of stock award compensation is to be reduced, such acceleration of vesting shall be cancelled in the reverse order of the date of grant of Executive’s stock awards.

22.           Definitions.

For purposes of this Agreement, the following terms shall have the meanings ascribed to them below:

“Affiliate” means, with respect to any Person, any other Person who directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlled” and “controlling” have meanings correlative thereto.

“Board of Directors” or “Board” means the Company’s Board of Directors as the same may from time to time be constituted.

“Business Day” means any day on which banks are open for business in the State of New York.

“Cause” shall mean: (1) any material act of dishonesty by the Executive against the Company; or (2) willful misconduct or gross negligence by the Executive in carrying out the Executive’s duties of the Executive Positions; or (3) material breach of this Agreement, including, but not limited to a breach of the representations and warranties made by, the Executive; or (4) misconduct by the Executive, such as intoxication or other misconduct which has a substantial adverse effect on the business of the Company, or (5) other circumstances (other than the Executive’s Disability) indicative of the Executive’s failure materially to comply with the terms of her employment and which have had or may have an adverse effect on the business of the Company; or (6) the Executive’s violation of the United States federal or applicable state securities laws; or (7) indictment under the laws of the United States, or any state thereof for a (i) civil offense which is injurious to the business reputation of the Corporation or (ii) criminal offense; or (8) recurring failure to adequately fulfill the responsibilities associated with the Executive Positions.

“Change of Control” shall mean the occurrence of any of the following events during the term hereof: (i) Any “person” (such as that term is used in Section13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), other than an Affiliate of the Company, is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, or securities of the Company representing 51% or more of the total voting power represented by the Company’s then outstanding voting securities; or (ii) any merger or consolidation of the Company with any other corporation, other than a merger or consolidation that would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent 50% or more of the total voting power represented by the Company’s then outstanding voting securities (either by remaining outstanding or by being converted into voting securities of the Company or such other surviving entity outstanding immediately after such merger or consolidation); or (iii) a majority of the directors of the Company which were not nominated by the Company’s management (or were nominated by management pursuant to an agreement with persons that acquired sufficient voting securities of the Company to de facto control it) are elected to the Board by the Company’s shareholders; or (iv) the shareholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the company of all or substantially all of the Company’s assets. Notwithstanding the foregoing, and only to the extent necessary to comply with Section 409A, a “Change of Control” will have occurred only if, in addition to the requirements set above, the event constitutes a change in the ownership or effective control of the Company, or in the ownership of a substantial portion of the assets of the Company, within the meaning of guidance issued by the Secretary of the Treasury under Section 409A of the Code.

“Code” means the Internal Revenue Code of 1986, as amended.

“Commencement Date” shall mean the date of this Agreement as set forth in the preamble hereto.

“Company” shall have the meaning set forth in the recitals hereto.

“Company’s Business” means the Company’s business activities and operations as conducted during the term of this Agreement and all products planned, researched, developed, tested, manufactured, sold, licensed, leased or otherwise distributed or put into use by the Company or any of its Affiliates, together with all services provided or planned by the Company or any of its Affiliates, during the Executive’s relationship with the Company.

“Confidential Information” shall mean any and all information in addition to Trade Secrets used by, or which is in the possession of the Company and relating to the Company’s business or assets specifically including, but not limited to, information relating to the Company’s products, services, strategies, pricing, customers, representatives, suppliers, distributors, technology, finances, employee compensation, computer software and hardware, inventions, developments, in each case to the extent that such information is not required to be disclosed by applicable law or compelled to be disclosed by any governmental authority. Notwithstanding the foregoing, the terms “Trade Secrets” and “Confidential Information” do not include information that (i) is or becomes generally available to or known by the public (other than as a result of a disclosure by the Executive), provided, that the source of such information is not known by the Executive to be bound by a confidentiality agreement with the Company; or (ii) is independently developed by the Executive without violating this Agreement.

“Disability” means a disability that has existed for a period of 6 consecutive months and because of which the Executive is physically or mentally unable to substantially perform her regular duties as Chief Executive Officer of the Company. Notwithstanding the foregoing, and only to the extent necessary to comply with Section 409A of the Code, Executive will have suffered a “Disability” only if, in addition to the requirements set above, it represents a disability within the meaning of guidance issued by the Secretary of the Treasury under Section 409A of the Code.

“Discoveries and Works” includes, by way of example but without limitation, Trade Secrets and other Confidential Information, patents and patent applications, service marks, and service mark registrations and applications, trade names, copyrights and copyright registrations and applications and all materials, information, inventions, discoveries, developments, methods, compositions, concepts, ideas, writings, computer code and the like (whether or not patentable or copyrightable or constituting trade secrets) conceived, made, created, developed or reduced to practice by the Executive (whether alone or with others, whether or not during normal business hours and whether on or off Company premises) during the term of this Agreement that relate to either the Company’s Business or any prospective activity of the Company or any of its Affiliates.

“Director” means a member of the Company’s Board of Directors.

“Good Reason” means that following a Change in Control (1) there has been a material diminution in the Executive’s responsibilities, duties, title, reporting responsibilities within the business organization, status, role or authority; or (2) the removal of the Executive from the position of Chief Executive Officer, other than elevation to a higher or comparable ranking executive officer position with the Company; or (3) a material breach by the Company of any of the material terms of this Agreement. A condition will not be considered “Good Reason” unless Executive gives the Company written notice of the condition within 30 days after the condition comes into existence and the Company fails to substantially remedy the condition within 30 days after receiving Executive’s written notice. Anything herein to the contrary notwithstanding, the Executive’s resignation or removal as the Company’s Chief Financial Officer or as a Director will not constitute “Good Reason” hereunder.

“Intellectual Property” means with respect to the Company’s Business, all U.S. and foreign (a) patents and patent applications and all reissues, renewals, divisions, extensions, provisional patents, continuations and continuations in part thereof, (b) inventions (regardless of whether patentable), invention disclosures, trade secrets, proprietary information, industrial designs and registrations and applications, mask works and applications and registrations, (c) copyrights and copyright applications and corresponding rights, (d) trade dress, trade names, logos, URLs, common law trademarks and service marks, registered trademarks and trademark applications, registered service marks and service mark applications, (e) domain name rights and registrations, (f) databases, customer lists, data collections and rights therein, (g) confidentiality rights or other intellectual property rights of any nature, in each case throughout the world; (h) ideas, processes, trademarks, service marks, inventions, designs, technologies, computer hardware or software, original works of authorship, formulas, discoveries, patents, copyrights, copyrightable works, products, marketing and business ideas, and all improvements, know-how, data, rights, and claims related to the foregoing; and (i) Discoveries and Works.

“Person” means any natural person, corporation, company, limited or general partnership, joint stock company, joint venture, association, limited liability company, trust, bank, trust company, land trust, business trust or other entity or organization.

“Trade Secrets” shall mean all confidential and proprietary information belonging to the Company (including current client lists and prospective client lists, ideas, formulas, compositions, inventions (whether patentable or unpatentable and whether or not reduced to practice), know-how, manufacturing and production processes and techniques, research and development information, drawings, specifications, designs, plans, proposals, technical data, copyrightable works, financial and marketing plans and customer and supplier lists and information.

23.           Further Assurances. The parties will execute such further instruments and take such further actions as may be reasonably necessary to carry out the intent of this Agreement.

24.           Governing Law; Consent to Jurisdiction and Venue; Waiver of Jury Trial. All other questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by the internal laws of the New York without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of New York. Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in the City of New York, County of New York for the adjudication of any dispute hereunder or in connection herewith or therewith, or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address for such notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. THE PARTIES HEREBY WAIVE ANY RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE. THE PARTIES AGREE THAT ANY OF THEM MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY, IRREVOCABLE AND BARGAINED FOR AGREEMENT AMONG THE PARTIES TO WAIVE TRIAL BY JURY AND THAT ANY ACTION OR PROCEEDING WHATSOEVER AMONG THEM RELATING TO THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY WILL INSTEAD BE TRIED BY A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Employment Agreement as of the date first above written.

Janus Resources, Inc.

By:	/s/ Joseph Sierchio
Name:	Joseph Sierchio
Title:	Director and Authorized Signatory

Executive:

By:	/s/ Rhonda B. Rosen
Name:	Rhonda B. Rosen